Exhibit 99.1

\FOR IMMEDIATE RELEASE\
Contact:

Paul McMahon
(781) 251-4130

John Swanson
Swanson Communications, Inc.
(516) 671-8582

LOJACK CORP. RECEIVES UNFAVORABLE RULING FROM MASSACHUSETTS APPEALS COURT

WESTWOOD, MA – July 25, 2007 –LoJack Corporation (NASDAQ GS: “LOJN”), the leading provider of recovery systems for stolen mobile assets, today announced that the Massachusetts Appeals Court ordered that the judgment in favor of LoJack in its breach of contract suit against Clare, Inc., a subsidiary of IXYS Corp. (NASDAQ: “IXYS”), be vacated and that a new judgment be entered in LoJack’s favor in the amount of $805,000 plus statutory interest from April 12, 2003, the initial filing date of the action, for a total of approximately $1.2 million.

LoJack believes that the Appeals Court’s decision and analysis resulting in the reduction of the $6 million award, inclusive of statutory interest, from which the appeal was taken by both parties is flawed in several respects.  LoJack will seek discretionary appellate review from the Massachusetts Supreme Judicial Court.

About LoJack Corporation

LoJack Corporation, the company that invented the stolen vehicle recovery market two decades ago, is the global leader in tracking and recovering valuable mobile assets.  The company’s time-tested system is optimized for recovering stolen mobile assets through its proven Radio Frequency technology and unique integration with law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover cars, trucks, commercial vehicles, construction equipment and motorcycles.  The company’s Stolen Vehicle Recovery System delivers a better than 90 percent success rate and has helped recover more than $4 billion in stolen LoJack-equipped assets worldwide.  Today LoJack operates in 26 states and the District of Columbia, and in 29 countries throughout North America, South America, Europe, Africa and Asia.